As filed with the Securities and Exchange Commission on June 30, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONSOL Energy Inc.

(Exact name of registrant as specified in its charter)

Delaware	51-0337383
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

CNX Center

1000 CONSOL Energy Drive

Canonsburg, Pennsylvania 15317

(Addresses of Principal Executive Offices)

CNX Gas Corporation Equity Incentive Plan

(Full title of the plan)

P. Jerome Richey

Executive Vice President Corporate Affairs, Chief Legal Officer and Secretary

CONSOL Energy Inc.

CNX Center

1000 CONSOL Energy Drive

Canonsburg, Pennsylvania 15317

(Name and address of agent for service)

(724) 485-4000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(4)
Common Stock, par value $.01 per share	3,367	$37.055(2)	$124,765(2)	$8.90
	13,668	$27.00(3)	$369,133(3)	$26.32
Total	17,035		$493,898	$35.22

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.
(2)	Pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share and the proposed maximum aggregate offering price are based the average of the high and low sales prices of the Common Stock on the New York Stock Exchange on June 25, 2010.
(3)	Pursuant to Rule 457(h) under the Securities Act of 1933, as amended, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the exercise price of the outstanding options.
(4)	Calculated pursuant to Section 6(b) of the Securities Act of 1933.

EXPLANATORY NOTE

CONSOL Energy Inc. on May 28, 2010 effected a short form merger of CNX Gas Corporation with a wholly owned subsidiary of CONSOL Energy Inc. pursuant to section 253 of the Delaware General Corporation Law (the “Merger”). As a result of the Merger, the unvested common stock options and unvested restricted stock unit awards of CNX Gas Corporation issued under the CNX Gas Corporation Equity Incentive Plan were converted into a right to receive, upon vesting, shares of common stock of CONSOL Energy Inc. This Form S-8 registers the shares of common stock of CONSOL Energy Inc. which may be issued upon vesting of stock options and restricted stock unit awards under the CNX Gas Corporation Equity Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Not required to be included in this Form S-8 Registration Statement pursuant to the introductory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents, which have been filed by CONSOL Energy Inc. with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:

(a) Our Annual Report on Form 10-K filed on February 9, 2010, for our fiscal year ended December 31, 2009, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b) All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a); and

(c) The description of the Common Stock contained in CONSOL Energy Inc.’s Registration Statement on Form 8-A, filed March 24, 1999 (File No. 001-14901), and any amendment or report filed for the purpose of amending such description.

All documents filed by CONSOL Energy Inc. with the Commission pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the Delaware General Corporation Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(f) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

CONSOL Energy’s By-laws also provide that any present director, officer, employee or agent of CONSOL Energy shall be indemnified by CONSOL Energy as of right to the full extent permitted by the Delaware General Corporation Law against any liability, cost or expense asserted against and incurred by such person by reason of his serving in such capacity. This right to indemnification included the right to be paid the expenses incurred in defending any action, suit or proceeding in advance of its final disposition. In addition, CONSOL has provided in its Restated Certificate of Incorporation that it shall eliminate the personal liability of its directors to the fullest extent permitted by the Delaware General Corporation Law. CONSOL maintains policies of directors’ and officers’ liability insurance which insures its directors against the cost of defense, settlement or payment of a judgment under certain circumstances.

CONSOL has also entered into agreements that provide for the indemnification by CONSOL of its directors, their executors, administrators or assigns for damages and expenses in connection with a threatened, pending or completed claim, action, or proceeding, whether brought by or in the right of CONSOL or by a third party or otherwise and whether of a civil, criminal, administrative or investigative nature, in which the director may be or may have been involved as a party or otherwise, by reason of the fact that the director is or was a director or officer of CONSOL, by reason of any actual or alleged error or misstatement or misleading statement or omission made or suffered by the director, by reason of any action taken by or any inaction on the part of the director while acting as such director or officer, or by reason of the fact that the director was serving at the request of CONSOL as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, provided that a director acted in good faith and in a manner, which the director reasonably believed to be in or not opposed to the best interests of CONSOL, and, in the case of a criminal proceeding, in addition, had no reasonable cause to believe that his or her conduct was unlawful.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of CONSOL Energy Inc. incorporated by reference to Exhibit 3.1 to Form 8-K filed on May 8, 2006.

4.2	Amended and Restated Bylaws dated as of April 6, 2010 incorporated by reference to Exhibit 3.2 to Form 8-K filed on April 6, 2010.

4.3	Rights Agreement, dated as of December 22, 2003, between CONSOL Energy Inc., and Equiserve Trust Company, N.A., as Rights Agent, incorporated by reference to Exhibit 4 to Form 8-K filed on December 22, 2003.

4.4	CNX Gas Corporation Equity Incentive Plan, as amended and restated on August 13, 2008 (incorporated by reference to Exhibit 10.23 of CNX Gas Corporation’s Annual Report on Form 10-K filed for the year ended December 31, 2008).

5.1*	Opinion of Buchanan Ingersoll & Rooney

23.1*	Consent of Counsel (included in Exhibit 5.1)

23.2*	Consent of Ernst & Young, LLP

23.3*	Consent of PricewaterhouseCoopers LLP

23.4*	Consent of Deloitte & Touche, LLP.

23.5*	Consent of Schlumberger Data and Consulting Services

23.6*	Consent of Netherland Sewell & Associates, Inc.

23.7*	Consent of Netherland Sewell & Associates, Inc.

24.1*	Power of Attorney (Included in Signature Page)

*	Filed herewith

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Canonsburg, Commonwealth of Pennsylvania, on this 30th day of June, 2010.

CONSOL Energy Inc.

By:	/s/ William J. Lyons
Name:	William J. Lyons
Title:	Chief Financial Officer and Executive Vice President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, Each of the undersigned directors and officers of CONSOL Energy Inc., a Delaware corporation, do hereby constitute and appoint J. Brett Harvey, William J. Lyons, P. Jerome Richey and Robert P. King, or any one of them, the undersigned’s true and lawful attorneys and agents, with full power of substitution and resubstitution in each, to do any and all acts and things in our name and on our behalf in our respective capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or any one of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments, whether pursuant to Rule 462(b) or otherwise) hereto, and each of the undersigned does hereby ratify and confirm all that said attorneys and agents, or any one of them or any substitute, shall do or cause to be done by virtue hereof. This Power of Attorney may be executed in any number of counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below as of June 30, 2010 by the following persons in the capacities indicated.

Signature	Title

/S/ JOHN L. WHITMIRE	Chairman of the Board
John L. Whitmire

/S/ J. BRETT HARVEY	President and Chief Executive Officer and Director
J. Brett Harvey	(Principal Executive Officer)

/S/ WILLIAM J. LYONS	Chief Financial Officer and Executive Vice President
William J. Lyons	(Principal Financial and Accounting Officer)

/S/ PATRICIA A. HAMMICK	Director
Patricia A. Hammick

/S/ JAMES E. ALTMEYER, SR.	Director
James E. Altmeyer, Sr.

/S/ PHILIP W. BAXTER	Director
Philip W. Baxter

/S/ WILLIAM E. DAVIS	Director
William E. Davis

/S/ WILLIAM P. POWELL	Director
William P. Powell

/S/ JOSEPH T. WILLIAMS	Director
Joseph T. Williams

/S/ RAJ K. GUPTA	Director
Raj K. Gupta

/S/ DAVID C. HARDESTY, JR.	Director
David C. Hardesty, Jr.

/S/ JOHN T. MILLS	Director
John T. Mills

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of CONSOL Energy Inc. incorporated by reference to Exhibit 3.1 to Form 8-K filed on May 8, 2006.

4.2	Amended and Restated Bylaws dated as of April 6, 2010 incorporated by reference to Exhibit 3.2 to Form 8-K filed on April 6, 2010.

4.3	Rights Agreement, dated as of December 22, 2003, between CONSOL Energy Inc., and Equiserve Trust Company, N.A., as Rights Agent, incorporated by reference to Exhibit 4 to Form 8-K filed on December 22, 2003.

4.4	CNX Gas Corporation Equity Incentive Plan, as amended and restated on August 13, 2008 (incorporated by reference to Exhibit 10.23 of CNX Gas Corporation’s Annual Report on Form 10-K filed for the year ended December 31, 2008).

5.1*	Opinion of Buchanan Ingersoll & Rooney

23.1*	Consent of Counsel (included in Exhibit 5.1)

23.2*	Consent of Ernst & Young, LLP

23.3*	Consent of PricewaterhouseCoopers LLP

23.4*	Consent of Deloitte & Touche, LLP.

23.5*	Consent of Schlumberger Data and Consulting Services

23.6*	Consent of Netherland Sewell & Associates, Inc.

23.7*	Consent of Netherland Sewell & Associates, Inc.

24.1*	Power of Attorney (Included in Signature Page)

*	Filed herewith